For Immediate Release
   NEWS RELEASE

Contacts:
Gastar Exploration, Inc.
J. Russell Porter, President and CEO
713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott / lelliott@DennardLascar.com
Anne Pearson / apearson@DennardLascar.com
Dennard-Lascar Associates: 713-529-6600

Gastar Exploration Provides Update on Mid-Con 7H Well and Activity in Hunton Limestone Oil Play

HOUSTON, December 17, 2013 - Gastar Exploration, Inc. (“Gastar”) (NYSE MKT: GST) today announced that the Mid-Con 7H well in its Hunton Limestone oil play in Oklahoma reached a peak 24-hour gross initial production (“IP”) rate of 906 barrels of oil equivalent (“BOE”) per day and subsequently averaged 782 BOE per day (60% crude oil) over the following 17 days. The Mid-Con 7H well is flowing these rates naturally through 4.5-inch production casing as compared to the previously announced wells which were flowing through production tubing with the assistance of gas-lift. The well was completed in the Hunton Limestone formation utilizing a 19-stage fracture stimulation over the well’s lateral length of 4,250 feet. Gastar has a 48% working interest (“WI”) (38% net revenue interest “NRI”) in this non-operated horizontal well drilled within an area of mutual interest (“AMI”) in Kingfisher County, Oklahoma.
J. Russell Porter, Gastar’s President and CEO, commented “The previously announced Hunton Limestone wells are typically flowed through 4.5-inch casing for several days after which they cease flowing and gas-lift is installed. The Mid-Con 7H well has continued to flow up the production casing and has yet to cease production so it can be placed on gas-lift. With the Mid-Con 7H results, four of our last six non-operated wells are producing, or capable of producing, at initial production rates significantly above our internally generated type curve of 608 BOE per day (65% crude oil) and estimated ultimate per well recovery of 436,000 BOE. At an estimated drilling and completion cost of $5.0 million, the Mid-Con 7H well should generate a substantial internal rate of return at current NYMEX forward strip pricing.”
The previously announced Mid-Con 6H well (GST 50% WI; 39% NRI) continues to produce at strong rates. In the 26 days since the peak IP rate, the Mid-Con 6H has averaged a gross production rate of 1,300 BOE per day (78% crude oil) compared to the previously announced gross IP rate of 1,442 BOE per day and 10 day average of 1,133 BOE per day (86% crude oil).
Gastar’s first operated well in our Hunton Limestone oil play, the Burton 16-1H (GST 79% WI; 66% NRI), is currently in the early stages of flow-back operations. Gastar’s second operated well, the Townsend 6-1H (GST 100% WI; 80% NRI) is currently being fracture stimulated and is expected to begin flow-back operations in early January 2014. Drilling operations began on Gastar’s third operated well on December 11, 2013, the Taborek 22-1H (GST WI and NRI to be determined pending outcome of forced pooling hearings), with flow back operations expected to commence in the first quarter of 2014.
Gastar’s operating partner in the AMI, Husky Ventures, is currently drilling two Hunton wells (Mid-Con 9H and Mid-Con 10H) with one additional Hunton well (Mid-Con 8H) waiting on completion. Gastar is participating in all of these additional AMI wells.
About Gastar Exploration
Gastar Exploration, Inc. is an independent energy company engaged in the exploration, development and production of oil, natural gas, condensate and natural gas liquids in the United States. Gastar's principal business activities include the identification, acquisition, and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves such as shale resource plays. Gastar is currently pursuing the development of liquids-rich natural gas in the Marcellus Shale in West Virginia and is also in the early stages of exploring and developing the Hunton Limestone horizontal oil play in Oklahoma. For more information, visit Gastar's website at www.gastar.com.

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; borrowing base redeterminations by our banks; risks relating to the absence or delay in receipt of government approvals or fourth party consents; risks relating to the WEHLU Acquisition; risks relating to our purchase of assets from Chesapeake Energy, including the risk of being exposed to unknown contingencies or liabilities that could cause Gastar to not realize the expected benefits of the transaction and the risk that we may be required to fund the transaction by borrowing under our revolving credit facility;; and other risks described in Gastar’s Annual Report on Form 10-K and other filings with the U.S. Securities and Exchange Commission (“SEC”), available at the SEC’s website at www.sec.gov. Our actual sales production rates can vary considerably from tested initial production rates depending upon completion and production techniques and our primary areas of operations are subject to natural steep decline rates. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

#   #   #